SECURITIES AND EXCHANGE COMMISSION
                    Washington, D. C. 20549

                            Form 8-K

Current Report Pursuant to Section 13 or 15(d) of the Securities
Exchange Act of 1934

Date of Report (Date of earliest event reported September 15,
2000

               Baja International Foods, Inc.

                           0-28231
                     (Commission File No.)

       Nevada                                 86-0746355
State or other jurisdiction                (IRS Employer ID#)
Of incorporation

3550 N. Central Ave. Suite 1200 Phoenix, Az.         85012
-------------------------------------------          -----
Address of principal executive offices)            (ZipCode)

Registrant's telephone number, including area code 602-235-9555
                                                   ------------
              PO Box 6154 Scottsdale, AZ. 85261
   ------------------------------------------------------------
  (Former name or former address, if changed since last report.)




Events to be Reported:

ITEM 1: Changes in control of registrant

Effective with the recording of the Articles of Merger on September 15, 2000 with the Secretary of State of Nevada the company has merged with Cyber Village, Inc., non-reporting, non-listed public company domiciled in the State of Nevada. This company was the survivor corporation. Under the terms of the merger the company has split its stock 2.35 for 1 and then issued an additional 21,766,986 shares in exchange for the all outstanding shares of Cyber Village, Inc. which results in total outstanding shares of 24,185,540.

As the result of the merger control of the corporation is now as follows:
                              Shares          Percent
                              ------          -------
Deltron, Incorporated
 a Wyoming corporation      5,145,625          21.275

David S. Smith              5,000,000          20.670

R. Edward Crosby            5,080,000          21.000

Tom Hays                    2,358,981           9.754

Lawrence Tahler             5,020,000          20.760

ITEM 2: Acquisition of assets.

In connection with the merger in Item 1 above, a collection of assets owned by the acquired company were acquired by the corporation. Based upon audits the value of the assets would be negligible.

ITEM 5: Other Events

Under the terms of the merger the name of the corporation has been changed to neXstage, Corp.

ITEM 6: Resignation of Registrant's Directors.

In accordance with the plan of merger Susan R. Hays resigned as a Director of the Company and the following persons were appointed to the Board of Directors:

David S. Smith, R. Edward Crosby, Lawrence Tahler

ITEM 8:

In accordance with the Plan of Merger the fiscal year end of the company has been changed from December 31 to March 31 of each year. This change shall be reported in the 10QSB filed for the quarter ending September 30, 2000.

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                        ____________________________________
Date:                              Registrant

                       ____________________________________
                             David S. Smith, President